FORM 3

         U.S. SECURITIES AND EXCHANGE COMMISSION       ______________________
                 WASHINGTON, D.C.  20549              |    OMB APPROVAL      |
                  INITIAL STATEMENT OF                |______________________|
           BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235- 0104|
                                                      |EXPIRES:              |
                                                      | SEPTEMBER 30, 1998   |
       Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE     |
         Securities Exchange Act of 1934,             |BURDEN HOURS          |
        Section 17(a) of the Public Utility           |PER RESPONSE 0.5      |
          Holding Company Act of 1935                 |______________________|
       or Section 30(f) of the Investment
              Company Act of 1940

 -----------------------------------------------------------------------------
 1. Name and Address of Reporting Person

        Smith, Jr.                  Warren                        C.
      ----------------------------------------------------------------------
         (Last)                      (First)                    (Middle)

       c/o Thomas H. Lee Company, 75 State Street, Suite 2600
      ----------------------------------------------------------------------
                                  (Street)

       Boston                        MA                            02109
      ----------------------------------------------------------------------
        (City)                      (State)                      (Zip)
 -----------------------------------------------------------------------------
 2. Date of Event Requiring Statement (Month/Day/Year)

        July 2, 1998
 -----------------------------------------------------------------------------
 3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

 -----------------------------------------------------------------------------
 4. Issuer Name and Ticker or Trading Symbol

       Just For Feet, Inc. (FEET)
 -----------------------------------------------------------------------------
 5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
  (X ) DIRECTOR
  (  ) 10% OWNER
  (  ) OFFICER (GIVE TITLE BELOW)
  (  ) OTHER (SPECIFY TITLE BELOW)
  _____________________________________
 -----------------------------------------------------------------------------
 6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

 -----------------------------------------------------------------------------
 7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
      X FORM FILED BY ONE REPORTING PERSON
        FORM FILED BY MORE THAN ONE REPORTING PERSON

 =============================================================================
 TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 _____________________________________________________________________________
 |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
 |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
 |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
 |                    |   OWNED       |   OR INDIRECT|                       |
 |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
 |                    |               |   5)         |                       |
 |____________________|_______________|______________|_______________________|

 [TYPE ENTRIES HERE]


 Common Stock, par        3,298          I                   (1)
 value $.0001 per share
 =============================================================================
 TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
 -----------------------------------------------------------------------------
 1. Title of Derivative Security (Instr. 4)

      Warrants to purchase Common Stock
 -----------------------------------------------------------------------------
 2. Date Exercisable and Expiration Date (Month/Day/Year)
           July 2, 1998                                July 2, 2003
       ----------------------                     --------------------
          Date Exercisable                          Expiration Date
 -----------------------------------------------------------------------------
 3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
    Common Stock, par value $.0001 per share            3,287.76
    ----------------------------------------   --------------------------
                 Title                         Amount of Number of Shares
 -----------------------------------------------------------------------------
 4. Conversion or Exercise Price of Derivative Security

      $21.59
 -----------------------------------------------------------------------------
 5. Ownership Form of Derivative Security: Direct(D) or Indirect(I) (Instr. 5)

       I
 -----------------------------------------------------------------------------
 6. Nature of Indirect Beneficial Ownership (Instr. 5)

      (2)
 =============================================================================

    EXPLANATION OF RESPONSES:

 (1) The reporting person has an interest in the Common Stock, par value $.0001 per share, of the issuer (the "Common Stock") as a partner of THL-CCI Limited Partnership ("THL - CCI") which is one of the members
     of Sneaker Guarantee LLC ("Sneaker").   Sneaker has a direct interest
     in the Common Stock.   The number of shares claimed by the reporting
     person represents the reporting person's proportionate share of the Common Stock beneficially owned by Sneaker.

 (2) The reporting person has an interest in the Warrants to purchase
     Common Stock (the "Warrants") as a partner of THL-CCI which is one of the members of Sneaker. Sneaker has a direct interest in the Warrants, each of which has a five-year term and represents the right to purchase .99701626 of a share of Common Stock at an exercise price equal to $21.59 per share, subject to antidilution adjustment. The number of shares claimed by the reporting person represents the reporting person's proportionate share of the Warrants beneficially owned by Sneaker.


      /s/ Warren C. Smith, Jr.                         July 12, 1998
    ---------------------------------              ---------------------
    **  SIGNATURE OF REPORTING PERSON                     DATE


 _____________________________

    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
        SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOR REQUIRED TO RESPOND UNLESS THE FORM
   DISPLAYS A CURRENTLY VALID OMB NUMBER.
 =============================================================================